EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS RECORD FIRST QUARTER RESULTS

DALLAS, TX (July 30, 2020) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2021 ended June 30, 2020. Notable items for the quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior year’s fiscal first quarter):

First Quarter Fiscal 2021 Results

•	Record revenue of $428.0 million, up 15%

•	Record net earnings per diluted share of $2.31, up 146%

•	Net earnings benefitted from a $52.0 million (pre-tax) gain on the sale of our northern California concrete and aggregates businesses

•	Adjusted net earnings per share of $1.57, up 39%

•	Adjusted net earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6.

Commenting on the first quarter results, Michael Haack, President and CEO, said, “Against the backdrop of a global health crisis and unprecedented business disruption, our Company continued to perform well during the quarter, and our markets have proven to be resilient in the current environment. The integration of the Kosmos Cement Business proceeded on schedule and for the first time in Eagle’s history, we sold over two million tons of cement during a quarter. Market demand for our wallboard also remained healthy with shipments up 7%. Our low-cost operations continued to generate meaningful cashflow during the quarter, which, combined with the proceeds from the sale of our northern California businesses, significantly improved our balance sheet and liquidity position.”

Mr. Haack continued, “While we are very pleased with our first-quarter performance, we recognize a high level of uncertainty persists in our markets and the overall economy: despite the decline in jobless claims from the March peak, total unemployment remains historically high; state and local governments face ongoing revenue pressure, which could have the potential to constrain infrastructure budgets; and, in some geographic areas important to our business, COVID-19 case numbers continue to escalate. We are closely monitoring the disruptions caused by the COVID-19 pandemic and their possible impact on our business in current and future periods. With this in mind, we continue to enforce strict health and safety protocols to protect our employees, customers and business partners, and we will continue to manage our cash flow prudently and protect our balance sheet.”

Segment Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates and Joint Venture and intersegment Cement revenue, was $305.5 million, a 30% improvement. Heavy Materials operating earnings increased 62% to $65.9 million primarily because of improved Cement sales volume and earnings from the recently acquired Kosmos Cement Business.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was up 34% to $261.4 million, and operating earnings were a record $60.5 million, up 67%. These increases reflect record Cement quarterly sales volume and the contribution of the recently acquired Kosmos Cement Business, which accounted for approximately $47.6 million of revenue and $10.5 million of operating earnings during the quarter. Cement operating earnings were also affected by expenses of approximately $3.7 million associated with the impact of purchase accounting on inventory costs at the Kosmos Cement Business.

The average net Cement sales price for the quarter was down 1% to $109.10 per ton. Excluding the impact from the Kosmos Cement Business, the average net sales price improved 1%. Cement sales volume for the quarter was a record 2.1 million tons, up 35%. Excluding sales volume from the recently acquired Kosmos Cement Business, Cement sales volume increased 7%.

Concrete and Aggregates revenue increased 12% to $44.1 million. The revenue improvement was due to the results of the concrete and aggregates business we acquired in August 2019, partially offset by the sale of our northern California concrete and aggregates businesses during the first quarter of fiscal 2021. First quarter operating earnings were $5.4 million, a 22% increase, reflecting improved concrete sales volume and pricing as well as lower diesel costs. The sale of our northern California concrete and aggregates businesses was completed on April 17, 2020 and resulted in a $52 million gain on sale, which is reported separately on the Statement of Earnings.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, improved slightly to $152.8 million, as favorable overall results in Gypsum Wallboard were partially offset by declines in Paperboard. Sales volume of Gypsum Wallboard increased 7% to 704 million square feet (MMSF), but net sales prices declined 3% to $146.28 per MSF.

The average Paperboard net sales price in the quarter was $461.87 per ton, down 9%, primarily as a result of the pricing provisions in our long-term sales agreements. Paperboard sales volume decreased 5% to 77,000 tons. Recycled fiber costs increased $75 per ton over the course of April and May because of a significant decline in generation as many states issued shelter-in-place orders to combat the pandemic. As state economies began to re-open and recycled fiber generation increased, costs declined $55 per ton over the course of June and into July.

Operating earnings were $44.2 million in the sector, a decrease of 8%, as increased Wallboard sales volume was offset by lower net sales prices, higher recycled fiber costs and inefficiencies associated with starting up our papermill after completion of the expansion project in March 2020.

Oil and Gas Proppants

The Oil and Gas Proppants segment reported revenue of $1.0 million, a decrease of 93%, and an operating loss of $1.3 million. These financial results reflect deteriorating market conditions in the energy business associated with sharp declines in oil and gas prices, which have resulted in a slowdown in drilling and fracturing activity. During the first quarter, we significantly curtailed our operating activities and reduced headcount at our frac sand facilities and we are focused on preserving the value of our operating assets for future use. We continue to actively pursue alternatives for this business.

Planned Separation of Heavy Materials and Light Materials Businesses

As previously announced on May 30, 2019, the Company plans to separate its Heavy Materials and Light Materials businesses into two independent, publicly traded corporations by means of a tax-free spin-off to Eagle shareholders. We remain committed to the separation, although the timing is uncertain. We continue preparations to ensure that the two businesses are well-positioned for the separation when the markets recover from the effects of the COVID-19 pandemic.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard and Recycled Gypsum Paperboard, and Concrete, Sand and Aggregates from more than 75 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, July 30, 2020. The conference call will be webcast simultaneously on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in or changes in the nature of activity in the oil and gas industry, including fluctuations in the level of fracturing activities and the demand for frac sand and changes in processes or substitutions in materials used in well fracturing; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; cyber-attacks or data security breaches; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of certain assets from Kosmos Cement Company, factors, risks and uncertainties that may cause actual future events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, failure to realize expected synergies from or other benefits of the transaction, significant difficulties encountered in integration or unexpected ownership transition costs, unknown liabilities or other adverse developments affecting the assets acquired and the target business, including the effect on the acquired business of the same or similar factors discussed above to which our Heavy Materials business is subject. Additionally, the proposed separation of our Heavy Materials and Light Materials businesses into two independent, publicly traded corporations is subject to various risks and uncertainties, including risks related to conditions in debt and equity markets, and may not be completed on the terms or timeline currently contemplated, or at all. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on economic conditions, capital and financial markets. The COVID-19 pandemic and responses thereto may disrupt our business and are likely to have an adverse effect on demand for our products, attributable to, among other things, reductions in consumer spending and decreases in revenues and construction budgets of state or local governments.    These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Lines of Business

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2020	2019
Revenue	$428,020	$370,597
Cost of Goods Sold	327,041	295,268

Gross Profit	100,979	75,329
Equity in Earnings of Unconsolidated JV	7,796	9,432
Corporate General and Administrative Expense	(17,789)	(21,254)
Gain on Sale of Businesses	51,973	—
Other Non-Operating Income	(127)	200

Earnings before Interest and Income Taxes	142,832	63,707
Interest Expense, Net	(14,041)	(8,846)

Earnings before Income Taxes	128,791	54,861
Income Tax Expense	(32,585)	(13,557)

Net Earnings	$96,206	$41,304

NET EARNINGS PER SHARE
Basic	$2.32	$0.94

Diluted	$2.31	$0.94

AVERAGE SHARES OUTSTANDING
Basic	41,410,794	43,870,222

Diluted	41,563,268	44,150,211

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2020	2019
Revenue*

Heavy Materials:
Cement (Wholly Owned)	$230,080	$163,555
Concrete and Aggregates	44,084	39,401

	274,164	202,956
Light Materials:
Gypsum Wallboard	$130,150	$126,724
Gypsum Paperboard	22,675	25,685

	152,825	152,409
Oil and Gas Proppants	1,031	15,232

Total Revenue	$428,020	$370,597

Segment Operating Earnings

Heavy Materials:
Cement (Wholly Owned)	$52,659	$26,689
Cement (Joint Venture)	7,796	9,432
Concrete and Aggregates	5,418	4,434

	65,873	40,555
Light Materials:
Gypsum Wallboard	$41,325	$37,932
Gypsum Paperboard	2,895	9,944

	44,220	47,876
Oil and Gas Proppants	(1,318)	(3,670)

Sub-total	108,775	84,761

Corporate General and Administrative Expense	(17,789)	(21,254)
Gain on Sale of Businesses	51,973	—
Other Non-Operating Income	(127)	200

Earnings before Interest and Income Taxes	$142,832	$63,707

*	Net of Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per ton data)

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2020	2019	Change
Cement (M Tons):
Wholly Owned	1,866	1,318	+42%
Joint Venture	219	232	-6%

	2,085	1,550	+35%
Concrete (M Cubic Yards)	348	310	+12%
Aggregates (M Tons)	475	799	-41%
Gypsum Wallboard (MMSFs)	704	660	+7%
Paperboard (M Tons):
Internal	30	33	-9%
External	47	48	-2%

	77	81	-5%

	Average Net Sales Price*
	Quarter Ended June 30,
	2020	2019	Change
Cement (Ton)	$109.10	$109.70	-1%
Concrete (Cubic Yard)	$113.61	$103.52	+10%
Aggregates (Ton)	$9.77	$9.66	+1%
Gypsum Wallboard (MSF)	$146.28	$150.96	-3%
Paperboard (Ton)	$461.87	$510.32	-9%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue
	Quarter Ended June 30,
	2020	2019
Intersegment Revenue:
Cement	$6,031	$4,253
Concrete and Aggregates	106	377
Paperboard	14,069	17,015

	$20,206	$21,645

Cement Revenue:
Wholly Owned	$230,080	$163,555
Joint Venture	25,300	27,505

	$255,380	$191,060

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31, 2020*
	2020	2019
ASSETS
Current Assets –
Cash and Cash Equivalents	$199,441	$19,162	$118,648
Accounts and Notes Receivable, net	194,564	174,279	151,786
Inventories	243,125	263,612	272,508
Federal Income Tax Receivable	123,709	—	128,413
Prepaid and Other Assets	10,754	9,464	6,862

Total Current Assets	771,593	466,517	678,217

Property, Plant and Equipment, net	1,726,363	1,424,703	1,762,109
Investments in Joint Venture	72,254	71,305	73,958
Operating Lease Right-of-Use Asset	29,904	63,344	30,530
Notes Receivable	9,068	2,772	9,139
Goodwill and Intangibles	395,673	228,316	396,463
Other Assets	10,309	12,121	10,604

	$3,015,164	$2,269,078	$2,961,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$81,985	$83,916	$86,197
Accrued Liabilities	75,482	56,636	73,293
Income Taxes Payable	32,130	3,914	—
Operating Lease Liabilities	10,436	11,990	10,207
Current Portion of Private Placement Senior Unsecured Notes	—	36,500	—

Total Current Liabilities	200,033	192,956	169,697

Long-term Liabilities	44,667	30,257	39,689
Non-current Lease Liabilities	47,478	55,884	49,809
Bank Credit Facility	485,000	495,000	560,000
Bank Term Loan	661,160	—	660,761
4.500% Senior Unsecured Notes due 2026	345,928	345,259	346,554
Deferred Income Taxes	162,940	94,456	166,667
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 41,756,684; 42,924,186 and 41,649,041 Shares, respectively	418	429	416
Capital in Excess of Par Value	14,571	—	10,943
Accumulated Other Comprehensive Losses	(3,302)	(3,283)	(3,581)
Retained Earnings	1,056,271	1,058,120	960,065

Total Stockholders’ Equity	1,067,958	1,055,266	967,843

	$3,015,164	$2,269,078	$2,961,020

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by lines of business for the quarters ended June 30, 2020 and 2019:

	Depreciation, Depletion and Amortization
	Quarter Ended June 30,
	2020	2019
Cement	$19,243	$14,218
Concrete and Aggregates	2,721	2,191
Gypsum Wallboard	5,200	4,952
Paperboard	3,352	2,163
Oil and Gas Proppants	121	3,839
Corporate and Other	1,300	597

	$31,937	$27,960

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(Dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, such as gain on sale of businesses, business separation or development costs and other expenses described below (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure. The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the quarter ended June 30, 2020 and 2019:

	Quarter Ended June 30,
	2020	2019
As reported net earnings	$96,206	$41,304
Non-routine Items:
Gain on Sale of Businesses [1]	$(51,973)	$—
Business Separation or Development Costs [2]	6,575	5,896
Kosmos purchase accounting [3]	3,700	—
CEO Retirement [4]	—	5,300

Total Non-routine Items before Taxes	$(41,698)	$11,196
Tax Impact on Non-routine Items [5]	10,550	(2,765)

After-tax Impact of Non-routine Items	$(31,148)	$8,431
Adjusted Net Earnings	$65,058	$49,735
As reported diluted average shares outstanding	41,563	44,150
Adjusted diluted average shares outstanding	41,563	44,150
As reported net earnings per diluted share	$2.31	$0.94
Adjusted net earnings per diluted share	$1.57	$1.13

[1]	Represents the gain on sale of our northern California concrete and aggregates businesses on April 17, 2020. Proceeds were $93.5 million.
[2]	Represents non-routine expenses associated with acquisitions and separation costs. These costs are included in Corporate General and Administrative Expense.
[3]	Represents the impact of purchase accounting on inventory costs at the recently acquired Kosmos Cement Business. These costs are included in Cost of Goods Sold.
[4]

Represents the acceleration of unvested shares of restricted stock upon the retirement of the former CEO, in accordance with the Company incentive plan documents. These costs are included in Corporate General and Administrative Expenses.

[5]	Represents the tax effect on gains and other charges during the respective periods.